Consent of Independent Registered Public Accounting Firm

OFS Capital Corporation
Chicago, Illinois
We hereby consent to the incorporation by reference in this registration statement on Form N-2 dated February 19, 2020 (“the Registration Statement”) of our reports dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of OFS Capital Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
We also consent to the inclusion of our report dated March 15, 2019, except for the additions related to the Total Senior Securities and related information reflected in the Senior Securities Table, as to which the date is June 21, 2019, relating to the financial information set forth under the heading “Senior Securities” on page 18 of this Registration Statement, which is contained as Exhibit (n)(2) to this Registration Statement.
We also consent to the reference to our firm under the headings, “Senior Securities”, “Independent Registered Public Accounting Firm” and “Change in Independent Registered Public Accounting Firm” in the Registration Statement.
/s/ BDO USA, LLP

Chicago, Illinois
February 19, 2020